March 12, 1997


G. Thomas Baker
President/C.O.O.
IGT
5270 Neil Road
Reno, Nevada 89502

Dear Tom:

     This letter is written to memorialize our agreement concerning your compensation package, which replaces and supersedes our letter agreement dated March 18, 1996.

     Effective March 1, 1997, your base salary will be $450,000 for the period beginning March 1, 1997 and ending
February 28, 1998.

     Additionally, your bonus for Fiscal 1997 will be calculated as follows:

     For each 1% increase in operating profits before
incentives over Fiscal 1996, you   will receive 10% of your
base salary.  This bonus calculation will have a  maximum of
200% of base salary (i.e., operating profits before
incentives would    increase 20% over Fiscal 1996).

     This letter agreement shall extend through February 28, 1998, and it is contemplated that it will be renewed on an annual basis, subject to approval of the Board of Directors, and adjustment by the Compensation Committee of the Board of Directors.

     Please acknowledge your acceptance of the terms of this letter agreement and return to the Legal Department.

                              Sincerely,


                              Charles N. Mathewson
                              Chairman and Chief Executive
Officer

AGREED TO AND ACCEPTED THIS
_____ day of March, 1997

/s/ G. Thomas Baker
 G. Thomas Baker